As filed with the Securities and Exchange Commission on March 15, 2006
Registration No. 333-130417

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5 to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Global Traffic Network, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7383	33-1117834
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

800 Second Avenue
New York, New York 10017
Telephone: (212) 896-1255
Facsimile: (212) 986-3380
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William L. Yde III
Global Traffic Network, Inc.
800 Second Avenue
New York, New York 10017
Telephone: (212) 896-1255
Facsimile: (212) 986-3380
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:

William M. Mower, Esq. Alan M. Gilbert, Esq. Maslon Edelman Borman & Brand, LLP 90 South 7th Street, Suite 3300 Minneapolis, Minnesota 55402 Telephone: (612) 672-8200 Facsimile: (612) 672-8397	Girard P. Miller, Esq. Fulbright & Jaworski L.L.P. 2100 IDS Center 80 South Eighth Street Minneapolis, Minnesota 55402 Telephone: (612) 321-2800 Facsimile: (612) 321-9600

     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum	Proposed Maximum
Securities to be	Amount to be	Offering Price Per	Aggregate	Amount of
Registered	Registered(1)	Share(2)	Offering Price(1)(2)	Registration Fee

Common stock, par value $.001 per share	3,910,000 shares	$6.50	$25,415,000	$2,719.41

(1)	Includes 510,000 shares which may be sold upon exercise of the underwriter’s over-allotment option.
(2)	Based on a bona fide estimate of the maximum offering price pursuant to Rule 457(a).
     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distributions
      The Registrant estimates that expenses payable by the Registrant is connection with the offering described in this Registration Statement will be as follows:

SEC registration fee	$2,719.41
NASD filing fee	$3,042.00
Nasdaq listing application fee	$105,000.00
Legal fees and expenses	$235,000.00
Accounting fees and expenses	$235,000.00
Printing and engraving expenses	$120,000.00
Miscellaneous	$49,238.59

Total	$750,000.00

Item 14.	Indemnification of Directors and Officers.
      Section 145 of the General Corporation Law of the State of Delaware provides as follows:
      A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
      A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Our certificate of incorporation provides that we will indemnify any person, including persons who are not our directors and officers, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.
      In addition, pursuant to our Bylaws, we will indemnify our directors and officers against expenses (including judgments or amounts paid in settlement) incurred in any action, civil or criminal, to which any such person is a party by reason of any alleged act or failure to act in his capacity as such, except as to a matter as to which such director or officer shall have been finally adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation or not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.
      The underwriting agreement provides that the Underwriter is obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto.
      We intend to have directors and officers liability insurance in place for the benefit of our directors and certain of our officers prior to the effective date of this offering.
      Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the United States Securities Act of 1933.

Item 15.	Recent Sales of Unregistered Securities.
      Since our inception on May 20, 2005, we have issued unregistered securities to a limited number of persons as described below:
      In connection with our organization, on May 20, 2005, we issued 1,529,468 shares of our common stock to our Chairman and Chief Executive Officer, William L. Yde III, 1,363,325 shares of our common stock to our Treasurer and Secretary, Dale C. Arfman, 531,550 shares of our common stock to Thomas M. Gilligan, 210,427 shares of our common stock to Questcom Media Brokerage, Inc. and 49,833 shares of our common stock to Donald Bussell. On November 7, 2005, we issued 815,397 shares of our common stock to Metro Networks Communications, Inc. All such shares were issued for a purchase price of $.001 per share.
      Pursuant to a Securities Exchange Agreement entered into on December 13, 2005, immediately prior to this offering, we will issue 4,000,000 shares of our common stock for all of the issued and outstanding ordinary shares of The Australia Traffic Network Pty Limited, an Australian proprietary company registered under the Corporations Act of Australia (“The Australia Traffic Network”), comprising 135,453 ordinary shares, and The Australia Traffic Network will become our wholly owned subsidiary.
      We did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts or commissions, in connection with any of the issuances of securities listed above.
      Except as noted above, the sales of the securities identified above were made pursuant to privately negotiated transactions that did not involve a public offering of securities and, accordingly, we believe that these transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and rules promulgated thereunder. Each of the above-referenced investors in our common stock represented to us in connection with their investment that they were “accredited investors” (as defined by Rule 501 under the Securities Act) and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.
      The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

1.1	Form of Underwriting Agreement.**
3.1	Certificate of Incorporation of Global Traffic Network, Inc.**
3.2	Bylaws of Global Traffic Network, Inc.**
4.1	Form of Specimen Stock Certificate.**
5.1	Opinion of Maslon Edelman Borman & Brand, LLP regarding the legality of the shares.**
10.1	Global Traffic Network, Inc. 2005 Stock Incentive Plan.**
10.2	Senior Note Purchase Agreement dated November 9, 2005 by and between Canadian Traffic Network ULC and Metro Networks Communications, Inc.**
10.3	Senior Secured Note dated November 9, 2005 by Canadian Traffic Network ULC in favor of Metro Networks Communications, Inc.**
10.4	Security Agreement dated November 9, 2005 by and between Canadian Traffic Network ULC and Metro Networks Communications, Inc.**
10.5	Guaranty Agreement dated November 9, 2005 by and among Global Traffic Network, Inc., Global Traffic Canada, Inc., The Australia Traffic Network Pty Limited and Metro Networks Communications, Inc.**
10.6	Mutual Sales Representation Agreement dated November 9, 2005 by and between Metro Networks Communications, Limited Partnership and Canadian Traffic Network ULC.**
10.7	Traffic Data Agreement dated November 9, 2005 by and between Metro Networks Communications, Limited Partnership and Canadian Traffic Network ULC.**
10.8	Aircraft Traffic Report Supply Agreement dated October 21, 2005 by and between Canadian Traffic Network ULC and Corus Entertainment Inc.†**
10.9	Traffic Report Supply Agreement commencing April 1, 2004 by and between The Australia Traffic Network Pty Limited and Austereo Group Pty Limited.†**
10.10	News Report Broadcasting Agreement dated July 1, 2005 by and between The Australia Traffic Network Pty Limited and Austereo Pty Limited†**
10.11	Securities Exchange Agreement dated December 13, 2005 by and among Global Traffic Network, Inc., The Australia Traffic Network Pty Limited, William L. Yde III, Dale C. Arfman, Thomas M. Gilligan, Donald R. Bussell, Questcom Media Brokerage, Inc. and Metro Networks Communications, Inc.**
10.12	Employment Agreement dated November 18, 2005 by and between Global Traffic Network, Inc. and William L. Yde III.**
10.13	Employment Agreement dated November 18, 2005 by and between Global Traffic Network, Inc. and Dale C. Arfman.**
10.14	Form of Global Traffic Network, Inc. Stock Option Agreement (2005 Stock Incentive Plan — Employee Non-Qualified).**
10.15	Form of Global Traffic Network, Inc. Stock Option Agreement (2005 Stock Incentive Plan — Director).**
10.16	Employment Agreement dated February 14, 2006 by and between Global Traffic Network, Inc. and Scott E. Cody.**
10.17	Management Agreement dated August 1, 2002 by and between The Australia Traffic Network Pty Limited and Wisconsin Information Systems dba Milwaukee Traffic Network.
21.1	Subsidiaries of Global Traffic Network, Inc.**
23.1	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1).**
23.2	Consent of BDO (Global Traffic Network, Inc.).**
23.3	Consent of BDO (The Australia Traffic Network Pty Limited).**

**	Previously filed.

†	Confidential treatment has been requested as to certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933, as amended.

Item 17.	Undertakings.
      (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 15, 2006.

Global Traffic Network, Inc.

By:	/s/ William L. Yde III

William L. Yde III
Chairman and Chief Executive Officer
      Pursuant to the requirements of the Securities Exchange Act of 1933, this Amendment No. 5 to registration statement has been signed as of the 15th day of March, 2006, by the following persons in the capacities indicated.

Name		Title

/s/ William L. Yde III William L. Yde III		Chairman, Chief Executive Officer and President (Principal Executive Officer)

/s/ Scott E. Cody Scott E. Cody		Chief Financial Officer and Chief Operating Officer (Principal Financial and Accounting Officer)

/s/ Dale C. Arfman Dale C. Arfman		Treasurer, Secretary and Director

/s/ Robert L. Johander Robert L. Johander		Vice-Chairman

* Gary O. Benson		Director

/s/ Ivan N. Shulman Ivan N. Shulman		Director

*By	/s/ William L. Yde III William L. Yde III, Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement.**
3.1	Certificate of Incorporation of Global Traffic Network, Inc.**
3.2	Bylaws of Global Traffic Network, Inc.**
4.1	Form of Specimen Stock Certificate.**
5.1	Opinion of Maslon Edelman Borman & Brand, LLP regarding the legality of the shares.**
10.1	Global Traffic Network, Inc. 2005 Stock Incentive Plan.**
10.2	Senior Note Purchase Agreement dated November 9, 2005 by and between Canadian Traffic Network ULC and Metro Networks Communications, Inc.**
10.3	Senior Secured Note dated November 9, 2005 by Canadian Traffic Network ULC in favor of Metro Networks Communications, Inc.**
10.4	Security Agreement dated November 9, 2005 by and between Canadian Traffic Network ULC and Metro Networks Communications, Inc.**
10.5	Guaranty Agreement dated November 9, 2005 by and among Global Traffic Network, Inc., Global Traffic Canada, Inc., The Australia Traffic Network Pty Limited and Metro Networks Communications, Inc.**
10.6	Mutual Sales Representation Agreement dated November 9, 2005 by and between Metro Networks Communications, Limited Partnership and Canadian Traffic Network ULC.**
10.7	Traffic Data Agreement dated November 9, 2005 by and between Metro Networks Communications, Limited Partnership and Canadian Traffic Network ULC.**
10.8	Aircraft Traffic Report Supply Agreement dated October 21, 2005 by and between Canadian Traffic Network ULC and Corus Entertainment Inc.†**
10.9	Traffic Report Supply Agreement commencing April 1, 2004 by and between The Australia Traffic Network Pty Limited and Austereo Group Pty Limited.†**
10.10	News Report Broadcasting Agreement dated July 1, 2005 by and between The Australia Traffic Network Pty Limited and Austereo Pty Limited.†**
10.11	Securities Exchange Agreement dated December 13, 2005 by and among Global Traffic Network, Inc., The Australia Traffic Network Pty Limited, William L. Yde III, Dale C. Arfman, Thomas M. Gilligan, Donald R. Bussell, Questcom Media Brokerage, Inc. and Metro Networks Communications, Inc.**
10.12	Employment Agreement dated November 18, 2005 by and between Global Traffic Network, Inc. and William L. Yde III.**
10.13	Employment Agreement dated November 18, 2005 by and between Global Traffic Network, Inc. and Dale C. Arfman.**
10.14	Form of Global Traffic Network, Inc. Stock Option Agreement (2005 Stock Incentive Plan — Employee Non-Qualified).**
10.15	Form of Global Traffic Network, Inc. Stock Option Agreement (2005 Stock Incentive Plan — Director).**
10.16	Employment Agreement dated February 14, 2006 by and between Global Traffic Network, Inc. and Scott E. Cody.**
10.17	Management Agreement dated August 1, 2002 by and between The Australia Traffic Network Pty Limited and Wisconsin Information Systems dba Milwaukee Traffic Network.
21.1	Subsidiaries of Global Traffic Network, Inc.**
23.1	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1).**
23.2	Consent of BDO (Global Traffic Network, Inc.).**
23.3	Consent of BDO (The Australia Traffic Network Pty Limited).**

**	Previously filed.

†	Confidential treatment has been requested as to certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933, as amended.